Exhibit 10.3

THE AES CORPORATION

EXECUTIVE SEVERANCE PLAN

(Effective October 6, 2011)

ARTICLE I

GENERAL PROVISIONS

1.1	Establishment and Purpose.

The purpose of the AES Corporation Executive Severance Plan, as amended (the “Plan”), is to provide eligible executives of AES Corporation (the “Company”) who (i) are designated to participate in the Plan by the Board and/or Administrator, (ii) agree to the Plan terms, and (iii) are involuntarily terminated from employment in certain limited circumstances, with severance and welfare benefits as set forth in this Plan. Benefits payable under this Plan are generally intended for Eligible Employees who are involuntarily terminated without Cause.

The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, this Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Accordingly, the benefits paid by the Plan are not deferred compensation and no employee shall have a vested right to such benefits.

1.2	Term.

The Plan shall generally be effective on the Effective Date. This Plan supersedes any prior severance plans, policies, guidelines, arrangements, agreements, letters and/or other communication, whether formal or informal, written or oral sponsored by the Employer and/or entered into by any representative of the Employer. This Plan represents exclusive severance benefits provided to Eligible Employees and such individuals shall not be eligible for other benefits provided in other severance plans, policies, programs, guidelines, arrangements, letters, etc. of the Company.

1.3	Definitions.

Except as may otherwise be specified or as the context may otherwise require, for purposes of the Plan, the following terms shall have the respective meanings ascribed thereto, or as set forth on a Benefit Schedule to the Plan.

“Administrator” means the Compensation Committee of the Board or such other committee or persons designated by the Board and/or Compensation Committee to assume duties of the Administrator.

“Affiliated Employer” means any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

“Annual Compensation” means an Eligible Employee’s annualized base salary as in effect as of the Eligible Employee’s Termination Date. Unless otherwise provided on a Benefit Schedule, Annual Compensation shall: (i) include: pre-tax employee contributions under any qualified defined contribution retirement plan, salary deferrals under any unfunded nonqualified deferred compensation plan, and amounts deferred (to include employee premiums) under a flexible spending account established pursuant to Section 125 of the Code; and (ii) exclude: any amounts contributed by the Employer to any plan established pursuant to Section 125 of the Code, bonuses, annual incentive payments, long-term incentive awards (including, but not limited to, stock options, restricted stock and performance unit awards), and any other form of supplemental compensation.

“Benefit Schedule” means any schedule attached to the Plan which sets forth the benefits of specified groups of Eligible Employees, as approved by the Company and updated by the Administrator from time to time.

“Board” means the Board of Directors of the Company.

“Bonus” means an Eligible Employee’s annual target bonus compensation as established by the Employer and in effect on the Eligible Employee’s Termination Date.

“Cause” means, except as otherwise provided in a Benefit Schedule, Separation From Service by action of the Employer, or resignation in lieu of such Separation From Service, on account of the Eligible Employee’s dishonesty; insubordination; continued and repeated failure to perform the Eligible Employee’s assigned duties or willful misconduct in the performance of such duties; intentionally engaging in unsatisfactory job performance; failing to make a good faith effort to bring unsatisfactory job performance to an acceptable level; violation of the Employer’s policies, procedures, work rules or recognized standards of behavior; misconduct related to the Eligible Employee’s employment; or a charge, indictment or conviction of, or a plea of guilty or nolo contendere to, a felony, whether or not in connection with the performance by the Eligible Employee of his or her duties or obligations to the Employer.

“Change in Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any Person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) of Persons, (ii) a Person or “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934) of Persons (other than management of the Company on the date of the adoption of this Plan or their Affiliates) shall have become the beneficial owner of more than 35% of the outstanding voting stock of the Company, or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new director whose election or nomination was approved by a majority of the directors then in office who were either directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group) cease to constitute a majority of the Board. For purposes of this definition, “Affiliate” means: (i) any Subsidiary of the Company; (ii) any entity or Person or group of Persons that, directly or through one or more intermediaries, is controlled by the Company; and (iii) any entity or Person or group of Persons in which the Company has a significant equity interest, as determined by the Company.

“Chief Executive Officer” means an Eligible Employee or Participant, as the context requires, who is the Chief Executive Officer of the Company.

“COBRA Coverage” means medical, dental and vision coverage which is required to be offered to terminated employees under Section 4980B of the Code and Section 606 of ERISA; provided, however, that no provision of this Plan shall be construed to require the Employer to contribute on behalf of an Eligible Employee towards continuation coverage for a health spending account.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” or “AES” means The AES Corporation, a Delaware corporation, or any successor thereto.

“Compensation Committee” means the Compensation Committee of the Board.

“Disability” or “Disability Termination” means, except as otherwise provided in a Benefit Schedule, a Separation From Service: (a) on account of the Eligible Employee’s failure to return to full-time employment following exhaustion of short-term disability benefits provided by the Employer; (b) following the date the Eligible Employee is determined to be eligible for: (i) long-term disability benefits under any long-term disability insurance policy or plan maintained by the Employer; or (ii) disability pension or retirement benefits under any qualified retirement plan maintained by the Employer; or (c) due to a physical or mental condition that substantially restricts the Eligible Employee’s ability to perform his or her usual duties, as determined by the Employer.

“Effective Date” means October 6, 2011.

“Eligible Employee” means any Employee of the Employer who: (i) is not an Ineligible Employee (within the meaning of Section 2.2); (ii) has completed one Year-of-Service as a full-time Employee (except as otherwise approved by the Administrator or the Board); (iii) has been designated by the Board as a participant in the Plan; and (iv) has executed the document set forth on Exhibit A, thereby understanding and agreeing to be bound by all of the terms and conditions set forth in the Plan and Benefit Schedule. “Eligible Employee” shall include Executive Officers and the Chief Executive Officer.

“Employee” means any person who is employed by the Company or a Subsidiary as a common law employee and is listed as an employee on the U.S. payroll records of the Employer as a full-time employee. Any person hired by the Employer as a consultant or independent contractor and any other individual whom the Employer does not treat as its employee for federal income tax purposes shall not be an Employee for purposes of this Plan, even if it is subsequently determined by a court or administrative agency that such individual should be, or should have been, properly classified as a common law employee of the Employer.

“Employer” means the Company and any Affiliated Employer that participates in the Plan with the consent of the Company. The Administrator shall maintain a list of participating Employers.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Executive” or “Executive Officer” means an Eligible Employee or Participant, as the context requires (other than the Chief Executive Officer), who is an executive officer of the Company as defined under Rule 3b-7 of the Securities Exchange Act of 1934, as amended, or was otherwise approved as an officer by the Board and/or Compensation Committee.

“Good Reason” or “Good Reason Termination” has the meaning set forth in any applicable Benefit Schedule.

“Ineligible Termination” means, except as otherwise provided in a Benefit Schedule, an Eligible Employee’s Separation From Service on account of:

•

The Eligible Employee’s voluntary resignation, including but not limited to the Eligible Employee’s unilateral Separation From Service at any time prior to the Termination Date established by the Employer;

•

Any Separation From Service that the Employer determines (either before or after the Separation From Service and whether or not any notice is given to the employee) the payment of benefits under the Plan in connection with such Separation From Service would be inconsistent with the intent and purposes of the Plan;

•	A Separation From Service in connection with an Eligible Employee’s failure to return to work immediately following the conclusion of an approved leave-of-absence.

•	A Separation From Service for, or on account of, Cause;

•	A Disability Termination;

•	The Eligible Employee’s death;

•	The Eligible Employee declines to accept a New Job Position offered by the Employer that is located within 50 miles of the Eligible Employee’s then assigned work site of the Employer;

•	The Sale of Business Rule set forth in Section 2.3 herein; or

•

The voluntary transfer of employment from Eligible Employee’s Employer to another AES related entity, irrespective of whether the Eligible Employee is required to relocate or whether the AES related entity qualifies as an Affiliated Employer.

“Involuntary Termination” means an Executive’s involuntary Separation From Service that is (i) not an Ineligible Termination and (ii) by action of the Employer on account of:

•	Reduction-in-force that eliminates the Executive’s existing job position;

•	Permanent job elimination of the Executive;

•	The restructuring or reorganization of a business unit, division, department or other segment, which directly affects the Executive;

•	Termination by Mutual Consent; or

•

Executive declines to accept a New Job Position offered by the Employer that requires the Executive to relocate to a work site location that is located greater than 50 miles from the Executive’s then assigned work site of the Employer; provided, however, that except as provided in Section 2.3 or in connection with a Separation From Service following a Change in Control, an Executive who functions at or above a Group Manager position (or its equivalent) shall not incur an Involuntary Termination if such Executive declines a New Job Position (regardless of its location) at a time when the Executive’s existing job position is being eliminated.

“New Job Position” means: (i) with respect to an Eligible Employee who has demonstrated inadequate or unsatisfactory performance, as determined by the Employer, any job position offered by the Employer; or (ii) with respect to all other Eligible Employees, a full-time job position offered by the Employer that does not result in a reduction of the Employee’s Annual Compensation.

“Participant” has the meaning set forth in Section 2.1.

“Person” means any individual, corporation, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means The AES Corporation Executive Severance Plan as set forth herein, and as the same may from time to time be amended.

“Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

“Separation From Service” shall mean an Eligible Employee’s termination of employment with the Company and all of its controlled group members within the meaning of Section 409A of the Code. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1), (2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether an Employee has a Separation From Service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company as determined in accordance with the regulations issued under Code Section 409A and the procedures established by the Company.

“Subsidiary” means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Company.

“Termination by Mutual Consent” means an involuntary Separation From Service pursuant to which the Company agrees, in its sole discretion, that benefits are payable under this Plan.

“Termination Date” means the date of the Eligible Employee’s Separation From Service (or scheduled date of Separation From Service, as applicable).

“Year-of-Service” means each twelve-month period measured from the Eligible Employee’s first day of employment with an Employer, as reduced to reflect breaks in service and/or services performed during such period the Eligible Employee was otherwise ineligible to participate in the Plan, as determined under the rules promulgated by the Administrator. Service with a predecessor employer (that was not an Affiliated Employer) shall be recognized to the extent such service is recognized under The AES Corporation Retirement Savings Plan. Service shall also include services performed prior to the effective date of the Plan. In the event an Eligible Employee’s Separation From Service and the Eligible Employee is subsequently reemployed by the Employer, the Eligible Employee’s service for calculation of any severance benefits under Article IV of the Plan shall be based only upon the Eligible Employee’s service credited since the most recent date of employment with the Employer.

ARTICLE II

PARTICIPATION

2.1	Eligibility.

An Eligible Employee shall, upon execution of the release in the form specified in Article III of this Plan in the time and manner set forth in Section 3.1 of the Plan, be eligible for the severance benefits provided under Article IV of this Plan if the Eligible Employee’s Separation From Service is by reason of an Involuntary Termination or Good Reason Termination, as applicable. An Eligible Employee who fails to execute the release in the time and manner set forth in Section 3.1 or who subsequently revokes execution of the release in accordance with its terms shall not be entitled to receive benefits under this Plan. An Eligible Employee who satisfies all of the terms and conditions specified in this Plan and who becomes entitled to receive benefits hereunder shall be referred to herein as a “Participant.”

2.2 Ineligible Employees. Notwithstanding any provision of this Plan to the contrary, no Employees shall be eligible to participate in the Plan unless so designated by the Board and/or the Administrator.

2.3	Sale of Business Rule.

An Eligible Employee shall not be eligible for benefits under the Plan if the Eligible Employee’s Separation From Service is in connection with the sale of the stock or other ownership interests of the Employer or other related entity, or the sale, lease, or other transfer of the assets, products, services or operations of the Employer or other related entity to another organization if either of the following occurs:

•

The Eligible Employee is employed by the new organization immediately following the sale, transfer or lease or is so employed within a time period specified in an agreement between the Employer and the new organizations; or

•

The Employer terminates the employment of an Eligible Employee who did not accept an offer of employment from the new organization when the new organization offered a compensation and benefits package that was, in the aggregate, generally comparable to the compensation and benefits provided by the Employer; provided that such Eligible Employee was not required to relocate to a work site location that is located greater than 50 miles from the Employee’s then assigned work site of the Employer.

Notwithstanding the foregoing, this Section 2.3 shall not apply if an Eligible Employee’s Separation From Service occurs in connection with a Change of Control and, as such, any such Separation From Service will not be an Ineligible Termination solely on the basis of the Sale of Business Rule.

ARTICLE III

RELEASES

3.1	Release.

Notwithstanding anything in this Plan to the contrary, no benefits of any sort or nature (other than as provided in Section 3.3) shall be due or paid under this Plan to any Eligible Employee unless the Eligible Employee executes a written release and covenant not to sue, in form and substance satisfactory to the Employer, in its sole discretion, within the time stated in the release; provided, however, that in all cases such release must become final, binding and irrevocable within sixty (60) days following the Eligible Employee’s Termination Date. The written release shall waive any and all claims against the Employer and all related parties including, but not limited to, claims arising out of the Eligible Employee’s employment by the Employer, the Eligible Employee’s Separation From Service and claims relating to the benefits paid under this Plan. At the sole discretion of the Employer, the release shall also include such noncompetition, nonsolicitation and nondisclosure provisions as the Employer considers necessary or appropriate.

3.2	Revocation.

The release described in Section 3.1 must be executed and binding on the Eligible Employee within the timeframe specified by the Company before benefits are due or paid. An Eligible Employee who revokes execution of the release in accordance with the terms of the release shall not be entitled to receive benefits under the Plan.

3.3	Outplacement Services.

Notwithstanding the foregoing provisions of this Article III, the Outplacement Services set forth under Section 4.3 herein may or may not be provided, at the discretion of the Employer, to an Eligible Employee prior to the execution of a release under this Plan.

ARTICLE IV

SEVERANCE BENEFITS

4.1	Separation Payment.

4.1.1 A Participant shall be entitled to receive a separation payment as set forth on the applicable Benefit Schedule. Except as otherwise provided in a Benefit Schedule, the separation payment shall be paid at least monthly in substantially equal installments as salary continuation in accordance with the Employer’s established payroll policies and practices over the same time period upon which the separation payment is based, which shall be set forth in the Benefit Schedule. The separation payments will commence on the Employer’s next normal pay date occurring after the date the Eligible Employee’s release becomes final, binding and irrevocable.

4.1.2 For purposes of Section 409A: (i) the right to salary continuation installment payments under Section 4.1.1 shall be treated as the right to a series of separate payments; and (ii) a payment shall be treated as made on the scheduled payment date if such payment is made at such date or a later date in the same calendar year or, if later, by the 15th day of the third calendar month following the scheduled payment date. A Participant shall have no right to designate the date of any payment under the Plan. For purposes of the Plan, each salary continuation installment payment in Section 4.1.1 is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each salary continuation installment payment that is scheduled to be made on or before March 15th of the calendar year following the calendar year containing the Termination Date is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A- 1(b)(4); and (ii) each salary continuation installment payment that is not otherwise excepted under the short-term deferral exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii).

4.2	Continuation of Certain Welfare Benefits.

4.2.1 Medical/Dental/Vision. For the period set forth below in Section 4.2.3 and beginning in the calendar month following the calendar month in which the Termination Date occurs, the Participant shall be eligible to participate in the Employer’s medical, dental and vision employee welfare benefit plans applicable to the Participant on his Termination Date. To receive such benefits, the Participant must properly enroll in COBRA coverage, and must also pay such premiums and other costs for such coverage as generally applicable to the Employer’s active employees. The Employer will continue to pay its share of the applicable premiums under the medical, dental and vision plans for the same level and type of coverage in which the Participant is enrolled as of the Termination Date.

Except as provided in a Benefit Schedule to the Plan, if a Participant has elected the “no benefit coverage” option under the medical, dental or vision plans as of his actual Termination Date, the Participant shall not be entitled to continuation coverage or cash in lieu thereof. Following expiration of coverage under this Section 4.2.1, a Participant may, to the extent eligible, continue to participate in such plans for the remainder of the COBRA continuation period, if any.

4.2.2 Concurrent COBRA Period. The continuation period for medical, dental and vision coverage under this Plan shall be deemed to run concurrent with the continuation period federally mandated by COBRA (generally 18 months), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the health care plan. The continuation period will be deemed to commence on the first day of the calendar month following the month in which the Termination Date falls. Notwithstanding the foregoing, COBRA Coverage will only be available if the Participant is eligible for and timely elects COBRA Coverage, and timely remits payment of the premiums for COBRA Coverage.

4.2.3 Length of Benefits. Except as provided in a Benefit Schedule, benefits under this Section 4.2 shall be for the same time period upon which the separation payment was based; provided, however that in no event will the time period exceed 18 months.

4.2.4 Implications of Section 409A. Post-termination medical benefits are intended to be excepted from Section 409A under the medical benefits exceptions as specified in Treas. Reg. § 1.409A-l(b)(9)(v)(B).

4.3	Outplacement Services.

As set forth on the applicable Benefit Schedule, a Participant shall be eligible for such outplacement services typically provided to employees of the same job classification or level. Outplacement services may be provided by an independent agency or by the Employer. Notwithstanding the foregoing, the availability, duration, and appropriateness of outplacement services shall be determined by the Administrator in its sole discretion; provided, however, that outplacement expenses must be reasonable, must be actually incurred by the Participant and may not extend beyond the December 31 of the second calendar year following the calendar year in which the Termination Date occurred (or such shorter period as specified by the Employer). Any such reimbursement shall be as soon as administratively feasible, but in no event later than December 31st of the third calendar year following the calendar year in which the Termination Date occurred. Post-termination outplacement benefits are intended to be excepted from Section 409A under the separation payment benefits exceptions as specified in Treas. Reg. § 1.409A-l(b)(9)(v)(A).

4.4	Bonus Compensation.

As set forth on the applicable Benefit Schedule and subject to any deferral election that the Participant has made with respect to such amounts, a Participant will be eligible for (i) a prorated Bonus; and (ii) any accrued but unpaid bonus compensation for completed performance periods. The prorated Bonus specified in Section 4.4(i) will be prorated based on the amount of time the Participant was actively at work on a full-time basis in the calendar year in which the Participant’s Termination Date falls, and will be paid within the applicable 2 1/2 month period specified in Treas. Reg. § 1.409A- 1(b)(4). The bonus compensation specified in Section 4.4(ii) shall be paid no later than the time that such amounts are paid to similarly situated employees in accordance with the applicable plan terms. Notwithstanding the foregoing, with respect to bonuses paid in accordance with the terms of The AES Corporation Performance Incentive Plan (or any successor plan, the “Performance Incentive Plan”), any such bonus compensation shall be paid only to the extent earned in accordance with the terms of the Performance Incentive Plan and on the payment date specified therein.

4.5	Enhanced Benefits.

In the event a Participant is Involuntarily Terminated or terminates for Good Reason within two years following a Change in Control, a Participant shall receive a separation payment under Section 4.1 and medical/dental/vision benefits under Section 4.2 as set forth in a Benefit Schedule. Notwithstanding the foregoing, unless otherwise specifically provided in the Benefit Schedule, the time period for medical/dental/vision benefits set forth in Section 4.2 will never exceed eighteen (18) months, as described in Section 4.2.3.

4.6	Delay in Payment.

Notwithstanding any provision of this Plan to the contrary, to the extent that a payment hereunder is subject to Section 409A (and not excepted therefrom), such payment shall be delayed for a period of six months after the Termination Date (or, if earlier, the death of the Participant) for any Participant that is a Specified Employee. Any payment that would otherwise have been due or owing during such six-month period will be paid on the first business day of the seventh month following the Separation From Service.

ARTICLE V

CONFIDENTIALITY, COVENANT NOT TO COMPETE, NON-SOLICITATION AND NON-DISPARAGEMENT PROVISIONS

5.1	General Provisions.

As a condition of participation in the Plan, the Eligible Employee agrees that restrictions on his or her activities during and after employment are necessary to protect the goodwill, Confidential Information (as defined below) and other legitimate interests of the Company and its Subsidiaries, and that the agreed restrictions set forth below will not deprive the Eligible Employee of the ability to earn a livelihood.

5.2	Confidential Information.

The Eligible Employee acknowledges that the Company and its Subsidiaries continually develop Confidential Information (as defined in Section 5.5(d), below), that the Eligible Employee may develop Confidential Information for the Company or its Subsidiaries and that the Eligible Employee may learn of Confidential Information during the course of his or her employment. The Eligible Employee will comply with the policies and procedures of the Company and its Subsidiaries for protecting Confidential Information and shall not disclose to any person (except as required by applicable law or legal process or for the proper performance of his or her duties and responsibilities to the Company and its Subsidiaries, or in connection with any litigation between the Company and the Eligible Employee (provided that the Company shall be afforded a reasonable opportunity in each case to obtain a protective order)), or use for his or her own benefit or gain, any Confidential Information obtained by the Eligible Employee incident to his or her employment or other association with the Company or any of its Subsidiaries. The Eligible Employee understands that this restriction shall continue to apply after his or her employment terminates, regardless of the reason for such termination. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Subsidiaries and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Eligible Employee, shall be the sole and exclusive property of the Company and its Subsidiaries. The Eligible Employee shall safeguard all Documents and shall surrender to the Company at the time employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Eligible Employee’s possession or control.

5.3	Noncompete/Nonsolicit Provisions.

Except in the event of a Change in Control, while the Eligible Employee is in the employment of the Company and for a period of twelve months, or such other period specified in the Benefit Schedule for the Eligible Employee, after a termination of Eligible Employee’s employment with the Company (the “Non-Competition Period”), the Eligible Employee shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co venturer or otherwise, engage in Competitive Activity (as defined below). For purposes of this Plan, “Competitive Activity” means any activity that is (i) directly or indirectly competitive with the business of the Company or any of its Subsidiaries, as conducted or which has been proposed by management to be conducted within six (6) months prior to termination of the Eligible Employee’s employment and (ii) conducted in the geographic areas in which the Company or any of its Subsidiaries operate upon the Eligible Employee’s Separation From Service date. Competitive Activity also includes, without limitation, accepting employment or a consulting position with any person who is, or at any time within twelve (12) months prior to termination of the Eligible Employee’s employment has been, a licensee of the Company or any of its Subsidiaries. For the purposes of this Article, the business of the Company and its Subsidiaries, as currently conducted, consists of the generation, sale, supply or distribution of electricity.

The Eligible Employee agrees that during the Non-Competition Period, the Eligible Employee will not, either directly or through any agent or employee, Solicit (as defined in Section 5.5(d), below) any employee of the Company or any of its Subsidiaries to terminate his or her relationship with the Company or any of its Subsidiaries or to apply for or accept employment with any enterprise engaged in Competitive Activity with the Company, or Solicit any customer, supplier, licensee or vendor of the Company or any of its Subsidiaries to terminate or materially modify its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Subsidiaries.

5.4	Nondisparagement.

Following any termination of the Eligible Employee’s employment, (i) the Eligible Employee shall not make statements or representations, otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company or any if its Subsidiaries or affiliates or their respective former or current officers, directors, employees, advisors, businesses or reputations, (ii) the Company shall instruct its Board members and senior management to not make statements or representations, otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Eligible Employee or his reputation. Nothing in this paragraph is intended to undermine any obligations the Eligible Employee or the Company may have to comply with applicable law, or prohibit the Eligible Employee or the Company from providing truthful testimony or information pursuant to subpoena, court order, discovery demand or similar legal process, or truthfully responding to lawful inquiries by any governmental or regulatory entity.

5.5	Miscellaneous.

(a) Nothing in this Article V shall prevent the Eligible Employee, during the Non-Competition Period and following Separation From Service, from acquiring or holding, solely as an investment, publicly traded securities of any competitor corporation so long as such securities do not, in the aggregate, constitute more than 3% of the outstanding voting securities of such corporation.

(b) The Eligible Employee agrees that all inventions, improvements, discoveries, patents, trade concepts and copyrightable materials made, conceived or developed by Eligible Employee, in respect of the business of the Company, either singly or in collaboration with others, shall be the sole and exclusive property of the Company.

(c) Without limiting the foregoing, it is understood that the Company shall not be obligated to make any of the payments or to provide for any of the benefits specified in Article IV or on a Benefit Schedule hereof in connection with the termination of an Eligible Employee’s employment, and shall be entitled to recoup the pro rata portion of any such payments and of the value of any such benefits previously provided to the Eligible Employee in the event of a material breach by the Eligible Employee of the provisions of this Article (such pro ration to be determined as a fraction, the numerator of which is the number of days from such breach to the first anniversary of the date on which the Eligible Employee terminates employment and the denominator of which is 365), which breach continues without having been cured within fifteen (15) days after written notice to the Eligible Employee specifying the breach in reasonable detail.

(d) Definitions. For purposes of this Article, the following definitions shall apply:

(i) “Confidential Information” means any and all information of the Company and its Subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information not readily available to the public, which, if disclosed by the Company or its Subsidiaries could reasonably be of benefit to such person or business in competing with or doing business with the Company. Confidential Information includes, without limitation, such information relating to (A) the development, research, testing, manufacturing, store operational processes, marketing and financial activities, including costs, profits and sales, of the Company and its Subsidiaries, (B) the costs, sources of supply, financial performance and strategic plans of the Company and its Subsidiaries, (C) the identity and special needs of the customers and suppliers of the Company and its Subsidiaries and (D) the people and organizations with whom the Company and its Subsidiaries have business relationships and those relationships. Confidential Information also includes comparable information that the Company or any of its Subsidiaries have received belonging to others or which was received by the Company or any of its Subsidiaries with an agreement by the Company that it would not be disclosed. Confidential Information does not include information which (1) is or becomes available to the public generally (other than as a result of a disclosure by the Eligible Employee), (2) was within the Eligible Employee’s possession prior to its being furnished to the Eligible Employee by or on behalf of the Company, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (3) becomes available to the Eligible Employee on a non confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, or (4) was independently developed the Eligible Employee without reference to the Confidential Information.

(ii) “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, with respect to any action.

ARTICLE VI

PLAN ADMINISTRATION

6.1	Operation of the Plan.

The Administrator shall be the named fiduciary responsible for carrying out the provisions of the Plan. The Administrator may delegate any and all of its powers and responsibilities hereunder or appoint agents to carry out such responsibilities, and any such delegation or appointment may be rescinded at any time. The Administrator shall establish the terms and conditions under which any such agents serve. The Administrator shall have the full and absolute authority to employ and rely on such legal counsel, actuaries and accountants (which may also be those of the Employer) as it may deem advisable to assist in the administration of the Plan.

6.2	Administration of the Plan.

To the extent that the Administrator in its sole discretion deems necessary or desirable, the Administrator may establish rules for the administration of the Plan, prescribe appropriate forms, and adopt procedures for handling claims and the denial of claims. The Administrator shall have the exclusive authority and discretion to interpret, construe, and administer the provisions of the Plan and to decide all questions concerning the Plan and its administration. Without limiting the foregoing, the Administrator shall have the authority to determine the level of an Employee, to determine eligibility for and the amount of any benefits due in accordance with the applicable Benefit Schedule, to make factual determinations, to correct deficiencies, and to supply omissions, including resolving any ambiguity or uncertainty arising under or existing in the terms and provisions of the Plan or any Benefit Schedule. Any and all such determinations of the Administrator shall be final, conclusive, and binding on the Employer, the Employee and any and all interested parties.

6.3	Funding.

The Plan shall be unfunded and all payments hereunder and expenses incurred in connection with this Plan shall be paid from the general assets of the Employer. Benefits will be paid directly by the Employer employing the Participant, and no other Employer or Affiliated Employer will be responsible for any benefits hereunder.

6.4	Code Section 4Q9A.

Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan will be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). With respect to payments subject to Section 409A of the Code: (i) it is intended that distribution events authorized under the Plan qualify as permissible distribution events for purposes of Section 409A of the Code; and (ii) the Company and each Employer reserve the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Notwithstanding any provision of the Plan to the contrary, in no event shall the Administrator, the Company, an Affiliated Employer or Subsidiary (or their employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.

ARTICLE VII

CLAIMS

7.1	General.

Except as otherwise provided in a Benefit Schedule relating to notice periods, if an Employee believes that he or she is eligible for benefits under the Plan and has not been so notified, an Employee should submit a written request for benefits to the Administrator. Any claim for benefits must be made within six months of an Employee’s Termination Date, or the Employee will be forever barred from pursuing a claim. For purposes of this Article VI, an Employee making a claim for benefits under the Plan shall be referred to as a “claimant”. The claimant shall file the claim with and in the manner prescribed by the Administrator. The Administrator shall make the initial determination concerning rights to and amount of benefits payable under this Plan.

7.2	Claim Evaluation.

A properly filed claim will be evaluated and the claimant will be notified of the approval or the denial of the claim within ninety (90) days after the receipt of the claim, unless special circumstances require an extension of time for processing. Written notice of the extension will be furnished to the claimant prior to the expiration of the initial ninety-day (90-day) period, and will specify the special circumstances requiring an extension and the date by which a decision will be reached (provided the claim evaluation will be completed within one hundred and twenty (120) days after the date the claim was filed).

7.3	Notice of Disposition.

A claimant will be given a written notice in which the claimant will be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part the notice will contain: (i) the specific reasons for the denial; (ii) references to pertinent Plan provisions upon which the denial is based; (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and (iv) the claimant’s rights to seek review of the denial.

7.4	Appeals.

If a claim is denied, in whole or in part, the claimant, or his duly authorized representative, has the right to (i) request that the Administrator review the denial, (ii) review pertinent documents, and (iii) submit issues and comments in writing, provided that the claimant files a written appeal with the Administrator within sixty (60) days after the date the claimant received written notice of the denial. Within sixty (60) days after an appeal is received, the review will be made and the claimant will be advised in writing of the decision, unless special circumstances require an extension of time for reviewing the appeal, in which case the claimant will be given written notice within the initial sixty-day (60-day) period specifying the reasons for the extension and when the review will be completed (provided the review will be completed within one hundred and twenty (120) days after the date the appeal was filed). The decision on appeal will be forwarded to the claimant in writing and will include specific reasons for the decision and references to the Plan provisions upon which the decision is based. A decision on appeal will be final and binding on all persons for all purposes. If a claimant’s claim for benefits is denied in whole or in part, the claimant may file suit in a state or federal court.

Notwithstanding the aforementioned, before the claimant may file suit in a state or federal court, the claimant must exhaust the Plan’s administrative claims procedure set forth in this Article VI. If any such state or federal judicial or administrative proceeding is undertaken, the evidence presented will be strictly limited to the evidence timely presented to the Administrator. In addition, any such state or federal judicial or administrative proceeding must be filed within six (6) months after the Administrator’s final decision. Any such state or federal judicial or administrative proceeding relating to this Plan shall only be brought in the Circuit Court for Arlington County, Virginia or in the United States District Court for the Eastern District of Virginia, Alexandria Division. If any such action or proceeding is brought in any other location, then the filing party expressly consents to the transfer of such action to the Circuit Court for Arlington County, Virginia or the United States District Court for the Eastern District of Virginia, Alexandria Division. Nothing in this clause shall be deemed to prevent any party from removing an action or proceeding to enforce or interpret this Plan from the Circuit Court for Arlington County, Virginia to the United States District Court for the Eastern District of Virginia, Alexandria Division.

ARTICLE VIII

PLAN AMENDMENTS

8.1	Amendment Authority.

The Board may, at any time and in its sole discretion, amend, modify or terminate the Plan, including any Benefit Schedule, as the Board, in its judgment shall deem necessary or advisable. The Board may delegate its amendment authority to the Administrator or such other persons as the Board considers appropriate. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Board (or its designee) may at any time (in its sole discretion and without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan or take any other action, to the extent necessary or advisable to conform the provisions of the Plan with Section 409A of the Code, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of this Plan or other action shall adversely affect the rights of an Eligible Employee or Participant under the Plan. Termination of this Plan shall not be a distribution event under the Plan unless otherwise permitted under Section 409A.

ARTICLE IX

MISCELLANEOUS

9.1	Summary Plan Description.

To the extent the summary plan description or any other writing communication to an Eligible Employee conflicts with this Plan, the Plan document shall control.

9.2	Impact on Other Benefits.

Except as otherwise provided herein, any amounts paid to a Participant under this Plan shall have no effect on the Participant’s rights or benefits under any other employee benefit plan sponsored by the Employer; provided, however, that in no event shall any Participant be entitled to any payment or benefit under the Plan which duplicates a payment or benefit received or receivable by the Participant under any severance plan, policy, guideline, arrangement, agreement, letter and/or other communication, whether formal or informal, written or oral sponsored by the Employer or an affiliate thereof and/or entered into by any representative of the Employer and/or any affiliate thereof. Further, any such amounts shall not be used to determine eligibility for or the amount of any benefit under any employee benefit plan, policy, or arrangement sponsored by the Employer or any affiliate thereof.

9.3	Tax Withholding.

The Employer shall have the right to withhold from any benefits payable under the Plan or any other wages payable to a Participant an amount sufficient to satisfy federal, state and local tax withholding requirements, if any, arising from or in connection with the Participant’s receipt of benefits under the Plan.

9.4	No Employment or Service Rights.

Nothing contained in the Plan shall confer upon any Employee any right with respect to continued employment with the Employer, nor shall the Plan interfere in any way with the right of the Employer to at any time reassign an Employee to a different job, change the compensation of the Employee or terminate the Employee’s employment for any reason.

9.5	Nontransferability.

Notwithstanding any other provision of this Plan to the contrary, the benefits payable under the Plan may not be subject to voluntary or involuntary anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or such other person, other than pursuant to the laws of descent and distribution, without the consent of the Company.

9.6	Successors.

The Company and its affiliates shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company and its affiliates (taken as a whole) expressly to assume and agree to perform under the terms of the Plan in the same manner and to the same extent that the Company and its affiliates would be required to perform if no such succession had taken place (provided that such a requirement to perform which arises by operation of law shall be deemed to satisfy the requirements for such an express assumption and agreement), and in such event the Company and its affiliates (as constituted prior to such succession) shall have no further obligation under or with respect to the Plan.

9.7	Headings and Captions.

The headings and captions herein are provided for reference and convenience only. They shall not be considered as part of the Plan and shall not be employed in the construction of the Plan.

9.8	Gender and Number.

Where the context admits, words in any gender shall include any other gender, and, except where clearly indicated by the context, the singular shall include the plural and vice-versa.

9.9	Nonalienation of Benefits.

None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he or she may expect to receive under this Plan.

9.10	Governing Law.

Except as otherwise preempted by the laws of the United States, this Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of law provisions. If any provision of this Plan shall be held illegal or invalid for any reason, such determination shall not affect the remaining provisions of this Plan.

The AES Corporation Executive Severance Plan has been duly executed by the undersigned and is effective this 6th day of October, 2011.

The AES Corporation

By:
Rita Trehan, Vice President
Human Resources & Internal Communications

CHIEF EXECUTIVE OFFICER

BENEFIT SCHEDULE

The Chief Executive Officer shall receive the severance benefits outlined in the Plan document, except as otherwise modified or provided in this Benefit Schedule.

A. Definitions. The following definitions apply to this Benefit Schedule and override any contrary (or duplicative) terms of the Plan as they relate to the Chief Executive Officer.

“Cause” means (a) the willful and continued failure by the Chief Executive Officer to substantially perform his duties with the Company (other than any such failure resulting from the Chief Executive Officer’s incapability due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by the Chief Executive Officer for Good Reason), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes that the Chief Executive Officer has not substantially performed his duties, or (b) the willful engaging by the Chief Executive Officer in misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise (including, but not limited to, conduct that constitutes a violation of Article V of the Plan). No act, or failure to act, on the Chief Executive Officer’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Chief Executive Officer shall not be deemed to have been terminated for Cause without (1) reasonable notice from the Board to the Chief Executive Officer setting forth the reasons for the Company’s intention to terminate for Cause and (2) delivery to the Chief Executive Officer of a Notice of Termination, which shall include a resolution duly adopted by the affirmative vote of two-thirds or more of the Board then in office (excluding the Chief Executive Officer) at a meeting of the Board called and held for such purpose, and at which the Chief Executive Officer, together with his counsel, is given an opportunity to be heard, finding that in the good faith opinion of the Board, the Chief Executive Officer was guilty of the conduct and specifying the particulars thereof in detail. “Notice of Termination” shall mean a notice which shall indicate the specific termination provision relied upon in the Plan and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Chief Executive Officer’s employment.

“Disability” means that the Chief Executive Officer is unable, due to physical or mental incapacity, to substantially perform his full time duties and responsibilities for a period of six (6) consecutive months (as determined by a medical doctor selected by the Company and the Chief Executive Officer). If the parties cannot agree on a medical doctor for purposes of such determination, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved doctor for this purpose.

“Good Reason” or “Good Reason Termination” means, without the Chief Executive Officer’s written consent, the involuntary Separation From Service of the Chief Executive Officer due to any of the following events: (a) the failure of the Company to have any successor to all or substantially all of the business and/or assets of the Company expressly

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assume and agree to perform the Plan in accordance with Section 9.6 of the Plan; (b) following a Change in Control, the relocation of the Chief Executive Officer’s principal place of employment to a site outside of the metropolitan area of the Chief Executive Officer’s principal place of employment; (c) following a Change in Control, any material adverse change in the Chief Executive Officer’s overall responsibilities, duties and authorities from those then in place immediately prior to such Change in Control; and (d) following a Change in Control, the failure by the Company to continue the Chief Executive Officer’s participation in a long-term cash or equity award or equity-based grant program (or in a comparable substitute program) on a basis not materially less favorable than that provided to the Chief Executive Officer immediately prior to such Change in Control.

For purposes of any determination regarding the existence of Good Reason following a Change in Control, any good faith claim by the Chief Executive Officer that Good Reason exists shall be presumed to be correct unless the Company establishes by clear and convincing evidence that Good Reason does not exist. In order for the Chief Executive Officer to terminate for Good Reason, (i) the Chief Executive Officer must notify the Board, in writing, within ninety (90) days of the event constituting Good Reason of the Chief Executive Officer’s intent to terminate employment for Good Reason, that specifically identifies in reasonable detail the manner of the Good Reason event, (ii) the event must remain uncorrected for thirty (30) days following the date that the Chief Executive Officer notifies the Board in writing of the Chief Executive Officer’s intent to terminate employment for Good Reason (the “Notice Period”), and (iii) the termination date must occur within sixty (60) days after expiration of the Notice Period.

B.	Separation Payments.

(1) Termination by Executive for Good Reason or by the Company (other than Disability, Cause or due to Death). If the Chief Executive Officer Separates from Service on account of an involuntary termination by the Company (other than for Disability or for Cause or due to death), or the Executive Separates from Service for Good Reason, the Chief Executive Officer shall be entitled to (i) Annual Compensation through the Termination Date, (ii) Pro Rata Bonus (as defined below), and (iii) receive a severance payment within ten (10) days following the Chief Executive Officer’s Termination Date (or, if later, the date the Chief Executive Officer has provided a release in accordance with Section 3.1 of the Plan), a cash lump sum payment equal to the product of (A) two (2) and (B) the sum of (1) the Chief Executive Officer’s Annual Compensation, and (2) the Chief Executive Officer’s Bonus.

(2) Upon Termination due to Disability. If the Chief Executive Officer Separates from Service on account of Disability, and subject to the execution of a release in accordance with Section 3.1 of the Plan, the Chief Executive Officer shall receive the following: (i) disability benefits in accordance with the terms of the long-term disability program then in effect for senior executives of the Company, (ii) Annual Compensation through the Termination Date or, if earlier, the end of the month immediately preceding the month in which such disability benefits commence, and (iii) to the extent earned and at the time bonuses are customarily paid to senior executive officers in accordance with the terms of the Performance Incentive Plan (or any successor plan), a bonus for the year in which the Separation From Service occurs equal to the Chief Executive Officer’s annual bonus for such year, multiplied by a faction, the numerator of which is the number of days during such year that the Executive was employed by the Company and the denominator which is 365 (the “Pro Rata Bonus”).

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(3) Upon Termination due to Death. If the Chief Executive Officer Separates from Service on account of death, the Chief Executive Officer shall receive (i) Annual Compensation through the Termination Date and (ii) the Pro Rata Bonus.

C.	Continuation of Certain Welfare Benefits.

(1) If the Chief Executive Officer Separates from Service on account of an involuntary termination by the Company (other than for Disability or for Cause or due to death), or the Chief Executive Officer Separates from Service for Good Reason, the Chief Executive Officer shall be entitled to participate in the following welfare and other benefits for the twenty-four (24) month period immediately following the Chief Executive Officer’s Termination Date as follows:

(a) Medical/Dental/Vision Benefits. If the Chief Executive Officer elects COBRA Continuation Coverage, he shall continue to participate in all medical, dental and vision insurance plans he was participating in on his Termination Date. If, however, any such plan does not permit his continued participation following the end of the COBRA Continuation Period (as defined below), then the Company will reimburse the Chief Executive Officer for the actual cost to the Chief Executive Officer of any individual health insurance policy obtained by the Chief Executive Officer. To the extent such benefits are available under the above-referenced plans and the Chief Executive Officer had coverage immediately prior to the Separation From Service, such continuation of benefits for the Chief Executive Officer shall also cover the Executive’s dependents for so long as the Chief Executive Officer is receiving benefits under this subsection (a). The provisions of Section 4.2.2 and 4.2.4 of the Plan shall also apply. “COBRA Continuation Period” means the continuation period for medical, dental and vision insurance to be provided under the terms of the Plan and herein which shall commence on the first day of the calendar month following the month in which the Termination Date falls and generally shall continue for an 18-month period.

(b) Outplacement Services. The Chief Executive Officer shall be eligible to receive outplacement services, as set forth in Section 4.3 of the Plan.

(c) Reimbursement Limitations. Reimbursement under subsections (a) and (b) above will be available only to the extent that (1) such expense is actually incurred for any particular calendar year and is reasonably substantiated; (2) reimbursement shall be made no later than the end of the calendar year following the year in which such expense is incurred by the Chief Executive Officer; and (3) no reimbursement will be provided for any expense incurred following the twenty-four (24) month anniversary of the Separation From Service or for any expense which relates to insurance coverage after such date.

(d) Offset. Benefits or payments otherwise received under Sections B or C hereof shall be reduced to the extent benefits of the same type are received or made available to the Chief Executive Officer by a subsequent employer during the twenty-four (24) month period following the Termination Date (and any such benefits received or made available to the Chief Executive Officer shall be reported to the Company by the Chief Executive Officer).

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D.	Change in Control Payments.

(a) If the Chief Executive Officer has a Separation From Service on account of an involuntary termination by the Company (other than for Cause or Disability or due to death), or if the Chief Executive Officer has a Separation From Service for Good Reason, in either case within two (2) years following a Change in Control, then (i) the Chief Executive Officer shall receive the payments set forth in Section B(l) above, except that the two (2) times multiplier shall be increased to three (3) and (ii) the Chief Executive Officer shall receive the benefits set forth in Section C above except the twenty-four (24) month benefit continuation period set forth in Section C(l)(a) and C(l)(c) above shall be increased to thirty-six (36) months.

E.	Miscellaneous. For purposes of clarity:

(1) The Chief Executive Officer shall not be entitled to any benefits and payments associated with an Involuntary Termination (as defined and provided for in the Plan) and the definition of Ineligible Termination shall not apply.

(2) Section 2.3 of the Plan shall not apply to the Chief Executive Officer.

(3) Section 4.2.1 and Section 4.2.3 of the Plan shall not apply to the Chief Executive Officer.

(4) For the Chief Executive Officer, the Non-Competition Period under Article V of the Plan applies while the Chief Executive Officer is employed with the Company and for a period of twenty-four months after the Termination Date.

The number “365” in Section 5.5(c) of the Plan, in the case of the Chief Executive Officer, shall be replaced with “730”.

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